Exhibit 99.1

SOUTHSIDE BANCSHARES, INC.
NASDAQ National Market Symbol SBSI
TO PRESENT AT SANDLER O’NEILL & PARTNERS, L.P.
TEXAS BANKING ROUNDUP

Tyler, Texas (January 31, 2005) — The Board of Directors of Southside Bancshares, Inc., (the “company”) (NASDAQ — SBSI) parent company of Southside Bank, today announced that the company will present at the Sandler O’Neill & Partners, L. P. Texas Banking Roundup in North Dallas, Texas on Thursday, February 3, beginning at 11:25 a.m.

The presentation slides and the live audio web cast will be available through Southside’s web site at www.southside.com (Investor Relations) or at www.sandleroneill.com. Listeners should go to the web site at least fifteen minutes before the presentation to download and install any necessary audio software. Within 24 hours of the presentation, a replay will be made available at www.southside.com (Investor Relations) for approximately 30 days. There is no charge to access the event.

Contact: B. G. Hartley, Chairman of the Board and Chief Executive Officer, Sam Dawson, President and Chief Operating Officer, or Lee R. Gibson, Chief Financial Officer, of Southside Bancshares, Inc. at 903-531-7111.

Southside Bancshares, Inc. is a $1.6 billion bank holding company that owns 100% of Southside Bank. The bank currently has twenty-five banking centers in the East Texas area.

To learn more about Southside Bancshares, Inc., please visit our investor relations website at www.southside.com/investor. Our investor relations’ site provides a detailed overview of our activities, financial information, and historical stock price data. To receive e-mail notification of company news, events, and stock activity, please register on the e-mail notification portion of the website. Questions or comments may be directed to Susan Hill at (903) 531-7220, or SusanH@southside.com.

Certain statements of other than historical fact that are contained in this document and in written material, press releases and oral statements issued by or on behalf of Southside Bancshares, Inc., (the “Company”) a bank holding company, may be considered to be “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may include words such as “expect,” “estimate,” “project,” “anticipate,” “believe,” “could,” “should,” “may,” “intend,” “probability,” “risk,” “target,” “objective” and similar expressions. Forward-looking statements are subject to significant risks and uncertainties and the Company’s actual results may differ materially from the results discussed in the forward-looking statements. For example, certain market risk disclosures are dependent on choices about key model characteristics and assumptions and are subject to various limitations. By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future. As a result, actual income gains and losses could materially differ from those that have been estimated. Other factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to general economic conditions, either globally, nationally or in the State of Texas, legislation or regulatory changes which adversely affect the businesses in which the Company is engaged, adverse changes in Government Sponsored Enterprises (the “GSE’s”) status or financial condition impacting the GSE’s guarantees or ability to pay or issue debt, economic or other disruptions caused by acts of terrorism or military actions in Iraq, Afghanistan or other areas, changes in the interest rate yield curve or interest rate environment which reduce interest margins and may impact prepayments on the mortgage-backed securities portfolio, changes effecting the leverage strategy, significant increases in competition in the banking and financial services industry, changes in consumer spending, borrowing and saving habits, technological changes, the Company’s ability to increase market share and control expenses, the effect of compliance with legislation or regulatory changes, the effect of changes in accounting policies and practices and the costs and effects of unanticipated litigation.